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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-73912 of DRS Technologies, Inc. on Form S-3 of our report dated November 15, 2001 relating to the financial statements of certain operations of the Sensors and Electronic Systems organization of The Boeing Company as of and for the year ended December 31, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph describing the basis upon which these statements were prepared), appearing in the Prospectus, which is part of this Registration Statement.


    We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
November 28, 2001